                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, For Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           TRANSTEXAS GAS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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


                           TRANSTEXAS GAS CORPORATION
                        1300 EAST NORTH BELT, SUITE 310
                              HOUSTON, TEXAS 77032

                              ____________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 27, 1997

                              ____________________


To the Stockholders of
TRANSTEXAS GAS CORPORATION:

         Notice is hereby given that the Annual Meeting of Stockholders of TransTexas Gas Corporation, a Delaware corporation (the "Company"), will be held on Monday, January 27, 1997, beginning at 10:00 a.m., local time, at the Hotel Sofitel, 425 N. Sam Houston Parkway East, Houston, Texas 77060, for the following purposes:

         1. To elect three persons, as Class III directors of the Company, to hold office for a term of three years or until their successors are elected and qualified; and

         2. To transact any other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

         The Board of Directors has fixed the close of business on December 6, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting. A complete list of such stockholders will be available for inspection at the offices of the Company in Houston, Texas, during regular business hours for a period of 10 days before the Annual Meeting.

         All stockholders are cordially invited to attend the Annual Meeting. STOCKHOLDERS ARE URGED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND TO RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE. You may revoke the proxy at any time before the proxy is exercised by delivering written notice of revocation to the Secretary of the Company, by delivering a subsequently dated proxy, or by voting in person at the Annual Meeting.

                                        By Order of the Board of Directors

                                        /s/ ED DONAHUE

                                        Ed Donahue, Secretary

Houston, Texas
January 7, 1997

                           TRANSTEXAS GAS CORPORATION
                        1300 EAST NORTH BELT, SUITE 310
                              HOUSTON, TEXAS 77032

                         (PRINCIPAL EXECUTIVE OFFICES)

                         _____________________________

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                         _____________________________

         This Proxy Statement is furnished to the stockholders of TransTexas Gas Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the annual meeting of stockholders ("Annual Meeting") to be held at the Hotel Sofitel, 425 N. Sam Houston Parkway East, Houston, Texas 77060 at 10:00 a.m. on Monday, January 27, 1997, and at any postponements or adjournments thereof. Proxies in the form enclosed will be voted at the Annual Meeting if properly executed, returned to the Company prior to the Annual Meeting, and not revoked. The approximate date on which this Proxy Statement and the enclosed proxy card will first be sent to stockholders is January 7, 1997.

                             REVOCABILITY OF PROXY

         Your proxy may be revoked at any time before it is voted by delivering written notice of revocation to the Secretary of the Company, by executing and delivering a subsequently dated proxy, or by voting in person at the Annual Meeting. Your attendance at the Annual Meeting will not constitute automatic revocation of the proxy.

                    ACTION TO BE TAKEN AT THE ANNUAL MEETING

         Where stockholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. UNLESS OTHERWISE SPECIFIED, THE ACCOMPANYING PROXY WILL BE VOTED FOR THE ELECTION AS CLASS III DIRECTORS OF THE NOMINEES LISTED UNDER "ELECTION OF DIRECTORS."

                           OUTSTANDING CAPITAL STOCK

         The record date for determining stockholders entitled to vote at the Annual Meeting is December 6, 1996. At the close of business on that day, there were 74,000,000 shares of the Company's Common Stock, $0.01 par value ("Common Stock"), outstanding and entitled to vote at the Annual Meeting.

                         QUORUM AND VOTING REQUIREMENTS

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Abstentions, withheld votes and broker non-votes will be counted towards a quorum. If a quorum is not present in person or represented by proxy at the Annual Meeting, the stockholders who are present or represented by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time without notice other than an announcement at the Annual Meeting, until a quorum is present or represented by proxy. At any such adjourned Annual Meeting at which a quorum is present or represented by proxy, any business may be transacted that might have been transacted at the originally scheduled Annual Meeting.

         In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in his or her name on the record date. With respect to the election of directors, votes may be cast in favor or withheld. Directors are elected by a plurality of the votes cast at the Annual Meeting, and votes that are withheld will be excluded entirely from the vote and will have no effect. Stockholders may not cumulate their votes in the election of directors. Abstentions will have the same effect as a vote against a proposal other than the election of directors. Under applicable Delaware law, a broker non-vote (that is, shares that have been voted by the broker on at least one matter but not on the matter in question) will have no effect on the outcome of the election of directors, but will have the same effect as a vote against any other proposal.

                        PERSONS MAKING THE SOLICITATION

         The accompanying proxy is being solicited by the Board of Directors of the Company. The cost of soliciting your proxy will be borne entirely by the Company and no other person or persons will bear such costs either directly or indirectly. In addition to the use of the mails, proxies may be solicited in person or by other means of communication by directors, officers and employees of the Company. Directors, officers and employees of the Company will not be compensated for such solicitation, but may be reimbursed for their out-of-pocket expenses in connection with such solicitation. Arrangements are also being made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock at the Company's expense.

                                 ANNUAL REPORT

         A copy of the transition report on Form 10-K for the transition period from August 1, 1995 to January 31, 1996 ("Transition Report"), which includes financial statements, is being mailed with this Proxy Statement. The Transition Report does not form any part of the material for the solicitation of proxies.

         THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON WHOSE PROXY IS SOLICITED HEREBY, A COPY OF THE EXHIBITS TO THE COMPANY'S TRANSITION REPORT UPON WRITTEN REQUEST TO ED DONAHUE, SECRETARY, TRANSTEXAS GAS CORPORATION, 1300 EAST NORTH BELT, SUITE 310, HOUSTON, TEXAS 77032.

                                    ITEM 1.
                             ELECTION OF DIRECTORS

         The Company's Certificate of Incorporation, as amended, provides that the Board of Directors shall be divided into three classes, designated Class I, Class II, and Class III. The Board of Directors presently consists of five directors: one in Class I, one in Class II, and three in Class III, whose terms of office expire with the 1997, 1998, and 1996 annual meetings, respectively, and when their successors are elected and qualified.

         At each annual meeting, directors are chosen for three-year terms to succeed those in the class whose term expires at that annual meeting. At the 1996 annual meeting, stockholders will elect three Class III directors to serve until the 1999 annual meeting of stockholders and until their successors are elected and qualified. The Board of Directors has nominated three persons to serve as Class III directors of the Company: James R. Lesch, Robert L. May and Donald D. Sykora, all of whom presently serve as Class III directors of the Company. All of the nominees have expressed an intention to serve the entire term for which election is sought.

         Set forth below is certain information concerning the persons nominated for election as Class III directors of the Company.

         James R. Lesch, 75, has been a director of the Company since August 1993 and is currently a director of TransTexas Transmission Corporation, a wholly owned subsidiary of the Company ("Transmission"), YPF Sociedad Anonima and Maxus Energy Corporation. He is retired from Hughes Tool Company, where he was the Chairman and Chief Executive Officer. Mr. Lesch was with Hughes Tool Company for 40 years. Mr. Lesch is a former director of Raymond International, Borg-Warner Corporation, Texas Commerce Bancshares, Dun & Bradstreet Corporation, Houston Industries, Inc., Houston Lighting & Power Company, and Rowan Companies, Inc.

         Robert L. May, 72, has been a director of the Company since August 1993. Mr. May is also a director of Transmission. He is retired from Arthur Andersen & Co., where he was a Senior Partner. Mr. May was a partner with Arthur Andersen & Co. for over 25 years. He has served as Chairman of the Board of the American Institute of Certified Public Accountants and as President of the International Federation of Accountants. He is a former director of Christiana General Insurance Corporation of New York, Integrated Resources, Inc. and Fairchild Industries, Inc.

         Donald D. Sykora, 66, has been a director of the Company since August 1993. Mr. Sykora is also a director of Transmission. He is the former President and Chief Operating Officer of Houston Industries, Inc., where he is currently attached to the Office of the Chairman, with responsibility for special projects. Mr. Sykora has been with Houston Industries, Inc. or its subsidiaries for 41 years. Mr. Sykora is a former director of Houston Industries, Inc., Houston Lighting & Power Co., Utility Fuels, Inc. and KBLCOM Incorporated. He currently serves as a director of Powell Industries, Inc., Pool Oil Field Services, Inc. and American Residential Services, Inc.

         THE BOARD OF DIRECTORS HAS NOMINATED THE ABOVE-REFERENCED DIRECTORS FOR ELECTION BY THE STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE. THE ELECTION OF THESE DIRECTORS REQUIRES A PLURALITY OF THE VOTES CAST BY THE HOLDERS OF SHARES OF COMMON STOCK PRESENT OR REPRESENTED BY PROXY AT THE ANNUAL MEETING AND ENTITLED TO VOTE IN THE ELECTION OF DIRECTORS.

         Set forth below is certain information concerning the directors continuing in office.

         Director of Class I to continue in office until 1997:

         John R. Stanley, 57, has been a director and Chief Executive Officer of the Company since May 1993. Mr. Stanley is also a director and the Chief Executive Officer of Transmission, TransAmerican Energy Corporation ("TEC") and TransAmerican Refining Corporation ("TARC"). Mr. Stanley is also the founder, Chairman of the Board, Chief Executive Officer, and sole stockholder of TNGC Holdings Corporation ("TNGC Holdings"), which is the sole stockholder of TransAmerican Natural Gas Corporation ("TNGC"), which is the indirect majority stockholder of the Company. He has operated TNGC for the past 36 years. Mr. Stanley is the father-in-law of Alan E. Drane, the Vice President of Operations for the Company.

         Director of Class II to continue in office until 1998:

         Thomas B. McDade, 73, has been Chairman of the Board of the Company since May 1993. Mr. McDade is also a director of Transmission, TEC and TARC. Mr. McDade is primarily engaged in managing his personal investments and in providing consulting services in Houston, Texas. Mr. McDade was a director of TNGC from 1985 to 1995. Prior to 1989, he served as a consultant to Texas Commerce Bancshares, Inc. and prior to July 1985 he served as Vice Chairman and Director of Texas Commerce Bancshares, Inc. and Vice Chairman and Advisory Director of Texas Commerce Bank. Mr. McDade served as a director and trustee of eleven registered investment companies from 1985 to 1995 for which John Hancock Funds now serves as investment advisor in Boston, Massachusetts. He is recently retired as a director of Houston Industries, Inc. and Houston Lighting & Power Company. He is a former member of the Board of Managers of the Harris County Hospital District and former Chairman of the State Securities Board of Texas.

BOARD MEETINGS AND COMMITTEES

         The Board of Directors met 14 times during the transition period ended January 31, 1996. During the transition period, all directors, other than Mr. Stanley, attended at least 75% of all meetings of the Board of Directors and each of the committees on which they served. Mr. Stanley attended approximately 64% of such meetings.

         The Company has an Audit Committee and a Compensation Committee, but no Nominating Committee.

         The Audit Committee is composed of Messrs. Lesch, May, and Sykora.
The Audit Committee reviews the scope of the independent auditors' examinations of the Company's financial statements and receives and reviews their reports. The Audit Committee meets with the independent auditors, receives recommendations or suggestions for changes in accounting procedures, and initiates or supervises any special investigations it may choose to undertake. The Audit Committee met one time during the transition period ended January 31, 1996.

         The Compensation Committee is composed of Messrs. Lesch, Sykora, and McDade. The Compensation Committee determines the nature and amount of compensation of the Company's executive officers. The Compensation Committee met one time during the transition period ended January 31, 1996.

DIRECTOR COMPENSATION

         Each director is paid an annual director's fee of $75,000 plus $750 for each meeting of the Board of Directors attended and $750 for each meeting of a committee of the Board of Directors attended (exclusive of committee meetings occurring on the same day as Board of Directors meetings).

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers, and holders of more than 10% of the Common Stock to file with the Securities and Exchange Commission ("SEC") and Nasdaq initial reports of ownership and reports of changes in ownership of the Common Stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file with the SEC. During the current fiscal year ending January 31, 1997, TARC, TEC, TNGC, TNGC Holdings and John R. Stanley each filed one late report with respect to a sale. In addition, Messrs. Sykora and Lesch each filed one late report with respect to a transfer. During the transition period ended January 31, 1996, Mr. Stanley filed one late report with respect to a purchase.

                               EXECUTIVE OFFICERS

         The following persons serve as executive officers of the Company:

          Name                    Office                                                        Age
          ----                    ------                                                        ---
John R. Stanley                   Chief Executive Officer                                        57
Arnold H. Brackenridge            President and Chief Operating Officer                          63
Edwin B. Donahue                  Vice President, Chief Financial Officer, and Secretary         46
Richard P. Bianchi                Vice President and General Counsel                             44
Alan E. Drane                     Vice President of Operations                                   35

         Set forth below is a description of the business experience of each of the executive officers. Information concerning the business experience of Mr. Stanley is provided above under "Election of Directors."

         Arnold H. Brackenridge has been President and Chief Operating Officer of the Company since May 1993. Mr. Brackenridge is also the President of Transmission. Mr. Brackenridge was the President and Chief Executive Officer of Wintershall Energy, a business group of BASF Corporation, from 1984 until June 1992. Mr. Brackenridge has worked in the domestic and international oil and gas industry for 38 years.

         Edwin B. Donahue has been Vice President, Chief Financial Officer and Secretary of the Company since May 1993 and also serves as Vice President, Chief Financial Officer and Secretary of Transmission and Vice President and Secretary of TNGC. Mr. Donahue has been employed in various positions with TNGC for 20 years.

         Richard P. Bianchi has been Vice President and General Counsel since June 1995. From 1990 to June 1995, he was Judge of the 333rd State District Court in Harris County, Texas. Prior to 1990, he was a partner in Bivin and Bianchi, a business and civil litigation firm in Houston, Texas.

         Alan E. Drane has been Vice President of Operations of the Company and of Transmission since November 1995. Mr. Drane has held various production, engineering, purchasing and operational positions with the Company and its affiliates since March 1993. Prior to joining the Company, Mr. Drane was a Senior Testing Engineer with the Teledynamics division of Hamilton Standard, a subsidiary of United Technologies Corp. Mr. Drane is a son-in-law of Mr. Stanley.

                             EXECUTIVE COMPENSATION

         The following table summarizes the compensation paid during the fiscal years ended July 31, 1993, 1994, 1995 and the transition period ended January 31, 1996 to the Chief Executive Officer and each other executive officer whose total annual salary and bonus exceeded $100,000 in the fiscal year ended July 31, 1995 ("Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE



============================================================================================
                                                                 ANNUAL COMPENSATION
--------------------------------------------------------------------------------------------
  NAME AND PRINCIPAL POSITION          FISCAL                                 OTHER ANNUAL
       IN THE COMPANY                  YEAR       SALARY       BONUS        COMPENSATION(a)
--------------------------------------------------------------------------------------------
John R. Stanley (b) . . . . . . .       1993      $350,000   $1,500,000             --
   Chief Executive Officer              1994       350,000        --           $ 4,620
                                        1995       369,521        --             4,620
                                        1996*      175,000        --               807
--------------------------------------------------------------------------------------------
Arnold H. Brackenridge (c)  . . .       1993      $ 32,981        --                --
   President and Chief Operating        1994       175,000        --           $    80
Officer                                 1995       221,154        --             1,454
                                        1996*      137,449   $   85,397(e)         144
--------------------------------------------------------------------------------------------
Edwin B. Donahue (b)  . . . . . .       1993     $125,008         --           $ 3,750
   Vice President, Chief Financial      1994      134,234         --             3,997
     Officer and Secretary              1995      149,423         --             4,364
                                        1996*      90,384    $   85,397(e)       1,110
--------------------------------------------------------------------------------------------
Richard Bianchi (d) . . . . . . .       1995     $  11,538        --                --
Vice President and General Counsel      1996*      107,692        --                --
============================================================================================

____________________________
*     Six months ended January 31, 1996 ("Transition Period")

(a) Reflects amounts contributed under the Company's Savings Plan. Certain of the Company's executive officers receive personal benefits in addition to salary and cash bonuses. The aggregate amount of such personal benefits, however, does not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus reported for the named executive officer and accordingly, such amounts have been excluded from the table.

(b) Prior to August 1993, Messrs. Stanley and Donahue were employed and compensated by TNGC.

(c)   Mr. Brackenridge joined the Company in May 1993.

(d)   Mr. Bianchi joined the Company in June 1995.

(e) These bonuses were paid in fiscal 1997 as compensation for services rendered during the Transition Period.

EMPLOYMENT AGREEMENTS

      In June 1995, the Company and Mr. Bianchi entered into a one-year employment agreement which provided for an annual salary of $200,000. In August 1996, the Company and Mr. Bianchi entered into a new employment agreement which provides for an annual salary of $214,000 and which terminates on August 12, 1997. This employment agreement provides that if Mr. Bianchi's employment is terminated prior to the term of the agreement, the Company is required to pay Mr. Bianchi his salary for the remaining term of the agreement plus an additional six months' salary.

      In August 1996, the Company and Mr. Brackenridge entered into an employment agreement which provides for an annual salary of $295,000 and which terminates on August 12, 1997. If Mr. Brackenridge's employment is terminated prior to the term of the agreement, the Company is required to pay Mr. Brackenridge his salary for the remaining term of the agreement plus an additional six months' salary.

SAVINGS PLAN

      The Company maintains a long-term savings plan (the "Savings Plan") in which eligible employees of the Company and certain of its affiliates may elect to participate. Each employee becomes eligible to participate in the Savings Plan on January 1 or July 1 following the completion of one year of service with the Company or its participating affiliates and attainment of age 21.
The Savings Plan is intended to constitute a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and contains a salary reduction arrangement described in Section 401(k) of the Code.

      Each participant may elect to reduce his compensation by a percentage equal to 2% to 15% and the Company will contribute that amount to the Savings Plan on a pre-tax basis on behalf of the participant. The Code limits the annual amount that a participant may elect to have contributed on his behalf on a pre-tax basis to the Savings Plan. For 1996, this limit is $9,500. The Company presently makes a matching contribution in an amount equal to 10%, 20%, or 50% of the amount elected to be contributed by each participant on a pre-tax basis, up to a maximum of 3% of each participant's compensation, depending on whether the employee has been a participant in the Savings Plan for one year, two years, or three years. Each participant also may elect to contribute up to 10% of his compensation to the Savings Plan on an after-tax basis. The Code imposes nondiscrimination tests on contributions made to the Savings Plan pursuant to participant elections and on the Company's matching contributions, and limits amounts which may be allocated to a participant's Savings Plan account each year. In order to satisfy the nondiscrimination tests, contributions made on behalf of certain highly compensated employees (as defined in the Code) may be limited. Contributions made to the Savings Plan pursuant to participant elections and matching contributions are at all times 100% vested. Contributions to the Savings Plan are invested, according to specified investment options selected by the participants, in investment funds maintained by the trustee of the Savings Plan. Generally, a participant's vested benefits will be distributed from the Savings Plan as soon as administratively practicable following a participant's retirement, death, disability, or other termination of employment. In addition, a participant may elect to withdraw his after-tax contributions from the Savings Plan prior to his termination of employment, and subject to strict limitations and exceptions, the Savings Plan provides for withdrawals of a participant's pre-tax contributions prior to a participant's termination of employment, in the event of the participant's severe financial hardship or attainment of age 59 1/2. The Savings Plan may be amended or terminated by the Board of Directors of the Company. As of October 31, 1996, approximately 1,526 employees were eligible to participate in the Savings Plan, including Messrs. Stanley, Brackenridge, Donahue and Bianchi.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Messrs. Lesch, Sykora, and McDade are members of the Company's Compensation Committee. During the transition period ended January 31, 1996, none of the members was an officer or employee of the Company or any of its subsidiaries, and none had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K.

REPORT OF THE COMPENSATION COMMITTEE

      The Compensation Committee of the Board of Directors has furnished the following report on the Company's executive compensation program. The report describes the Compensation Committee's policies applicable to the Company's executive officers and provides specific information regarding the compensation of the Company's Chief Executive Officer.

      The Compensation Committee, which consists of directors Lesch, McDade and Sykora, administers and oversees the Company's executive compensation program. The Committee is also responsible for the review of the objectives, structure, cost and administration of the Company's compensation and benefit policies and programs. The Committee was created in August 1993 and met once during the Transition Period.

      The Committee's basic policy is to ensure that salary levels and compensation incentives are designed to attract and retain qualified individuals in key positions and are commensurate with the level of executive responsibility, the type and scope of the Company's operations, and the Company's financial condition and performance. The goal of the policy is to promote the attainment of the financial and strategic objectives of the Company and, thus, enhance stockholder value.

      The Committee receives recommendations from the Company's Chief Executive Officer with respect to salaries, bonuses and other compensation to be paid to the Company's executive officers. The Committee reviews these recommendations and takes such action as it deems appropriate.

      Currently, the base salaries of the Company's executive officers may be augmented at the discretion of the Compensation Committee by the award of performance-based cash bonuses. The Compensation Committee has not followed a formal policy with respect to the award of bonuses; however, the factors enumerated above are considered in determining bonus awards. A formal policy may be formulated in response to Section 162(m) of the Internal Revenue Code, which limits the deductibility of executive compensation in excess of $1 million. The Company does not currently grant stock options to any of its executive officers or key employees. In fiscal 1997, the Committee determined to pay a cash bonus to Messrs. Brackenridge and Donahue for services rendered by them during the Transition Period.

      As described above, the Compensation Committee determines the pay level for all executives, including the Chief Executive Officer. Mr. Stanley is paid a base salary and is eligible for a performance-based cash bonus. Although Mr. Stanley did not receive a bonus for services rendered during the Transition Period, future performance-based bonuses will be based upon quantifiable objectives so as to comply with Section 162(m) of the Code.

      This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                                        The Compensation Committee
                                        of the Board of Directors

                                        James R. Lesch
                                        Donald D. Sykora
                                        Thomas B. McDade

STOCK PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return on the Common Stock from March 10, 1994 to January 31, 1996, with the cumulative total stockholder return on the Nasdaq Stock Market Index and a peer group (which includes Anadarko Petroleum Corp., Apache Corp., Burlington Resources, Inc., Enron Oil & Gas Co., Mesa, Inc., Newfield Exploration Co., Noble Affiliates, Inc., Seagull Energy Corp., and United Meridian Corp.) over the same period. The comparison assumes a $100 investment on March 10, 1994 in the Common Stock, the Nasdaq Stock Market Index, and the peer group, and assumes reinvestment of all dividends and distributions.

                          10Mar94  Mar94     Apr94   May94    Jun94    Jul94   Aug94
TRANSTEXAS GAS CORP.        100      89       90      84        85      81      83
NASDAQ INDEX                100      94       93      93        90      92      98
PEER GROUP                  100     102      114     108       109     101      98

                           Sep94   Oct94    Nov94   Dec94    Jan95    Feb95   Mar95
TRANSTEXAS GAS CORP.         81      95       86      80        75      81      80
NASDAQ INDEX                 97      99       96      96        97     102     105
PEER GROUP                   99     109       93      90        86      97     106

                           Apr95   May95    Jun95   Jul95    Aug95    Sep95   Oct95
TRANSTEXAS GAS CORP.         95     103      108     106       127     129     114
NASDAQ INDEX                108     111      120     128       131     134     133
PEER GROUP                  101     107       99     100       108     103      96

                           Nov95   Dec95    Jan96
TRANSTEXAS GAS CORP.        113      96       84
NASDAQ INDEX                136     136      136
PEER GROUP                  102     111      106

                             SECURITY OWNERSHIP OF
                     PRINCIPAL STOCKHOLDERS AND MANAGEMENT

      The following table sets forth certain information with respect to the beneficial ownership of Common Stock, as of December 6, 1996, by (i) each director and director nominee, (ii) each Named Executive Officer, (iii) each person known to the Company to beneficially own more than five percent of the outstanding shares of Common Stock, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, each stockholder identified in the table has sole voting and investment power with respect to its or his shares.

                                                                     Shares Owned
                                                             ------------------------------
Name and Address                                            Number                  Percentage
----------------                                           ---------                ----------
John R. Stanley (1)                                        59,357,600               80.21%
      1300 East North Belt, Suite 310
      Houston, Texas 77032
TNGC Holdings Corporation (2)                              59,350,000               80.20%
      1300 East North Belt, Suite 310
      Houston, Texas 77032
TransAmerican Natural Gas Corporation (3)                  59,350,000               80.20%
      1300 East North Belt, Suite 300
      Houston, Texas 77032
TransAmerican Energy Corporation (4)                       50,450,000               68.18%
      1300 East North Belt, Suite 200
      Houston, Texas 77032
TransAmerican Refining Corporation                         10,450,000               14.12%
     1300 East North Belt, Suite 320
     Houston, Texas 77032
Thomas B. McDade                                              100,000                   *
Arnold H. Brackenridge                                          3,500                   *
Edwin B. Donahue                                                1,400                   *
James R. Lesch (5)                                              1,000                   *
Robert L. May                                                   1,000                   *
Donald D. Sykora (6)                                            1,000                   *
Richard Bianchi                                                    --                  --
All directors and executive officers
   as a group (10 persons)                                 59,465,700               80.36%

-------------------
* Less than 1% of the outstanding shares of the Company.

(1) Mr. Stanley owns 3,500 shares of Common Stock. Mr. Stanley is the sole stockholder of TNGC Holdings, and may be deemed to beneficially own all of the shares of Common Stock owned beneficially by TNGC Holdings. Mr. Stanley is also deemed to beneficially own 4,100 shares held by his wife.

(2) TNGC Holdings owns all of the shares of common stock of TNGC, and may be deemed to beneficially own all of the shares of Common Stock owned beneficially by TNGC.

(3) TNGC owns 5,200,000 shares of Common Stock. TNGC also owns all of the common stock of TEC and all of the common stock of TransAmerican Exploration Corporation ("TEXC"), which owns 3,700,000 shares of Common Stock. TNGC may be deemed to beneficially own all of the shares of Common Stock held and owned beneficially by TEC and TEXC.

(4) TEC owns 40,000,000 shares of Common Stock. TEC also owns all of the common stock of TARC, and may be deemed to beneficially own the 10,450,000 shares of Common Stock held by TARC.

(5) The Lesch Family Limited Partnership, of which Mr. Lesch is the sole general partner and also a limited partner, owns 1,000 shares of Common Stock; therefore, Mr. Lesch may be deemed to beneficially own the 1,000 shares held by The Lesch Family Limited Partnership.

(6) Sykora Interests Ltd., a limited partnership in which Mr. Sykora is a managing general partner, owns 1,000 shares of Common Stock; therefore, Mr. Sykora may be deemed to beneficially own the 1,000 shares held by Sykora Interests Ltd.

         In connection with a public offering of debt securities by TARC, TEC and TARC pledged the shares of Common Stock held by them to secure TARC's debt securities and TEC's guarantee of TARC's debt securities. Under certain circumstances, a sale of Common Stock upon foreclosure by the holders of the TARC debt securities would constitute a "change of control" of the Company under the indenture ("Indenture") governing the Company's 11 1/2% Senior Secured Notes due 2002 (the "Notes"), which would allow the holders thereof to require the Company to repurchase the Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In December 1994, the Company entered into an interruptible gas sales agreement with TNGC. Revenues from TNGC pursuant to this agreement totaled approximately $11.1 million for the six months ended January 31, 1996 and approximately $11.7 million for the nine months ended October 31, 1996. The receivable from TNGC from natural gas sales totaled approximately $12 million at October 31, 1996. Pursuant to this agreement, interest accrues on all unpaid balances at a rate of prime plus 2% per annum.

         The Company sells natural gas to TARC under an interruptible long-term sales contract. Revenues from TARC under this contract totaled approximately $1.4 million for the six months ended January 31, 1996 and $2.2 million for the nine months ended October 31, 1996. The receivable from TARC for natural gas sales totaled approximately $2.1 million at October 31, 1996.

         In July 1995, the Company acquired certain oil leases in the Lodgepole Prospect in North Dakota from TNGC for approximately $6.3 million, which amount represented TNGC's cost for such leases. The Company continued to acquire additional leases in the area. In October 1995, the Company sold an undivided interest in its Lodgepole leases to TransDakota Oil Corporation ("TDOC"), a subsidiary of TNGC. The sales price was $16,050,000, which amount represented the cost to the Company of the interest sold. The Company and TDOC entered into a joint operating agreement pursuant to which the Company will operate the properties. In September 1996, the Company purchased these and other oil and gas leasehold interests in the Lodgepole area from TDOC for approximately $20 million. The Company believes that the combination of these interests, together with the Company's other interests in the Lodgepole area, will produce a more marketable property package.

         In September 1995, the Company made advances to TNGC in the aggregate amount of $4.7 million. In October 1995, TNGC repaid the full amount of these advances with interest at an annualized rate of 13%. In December 1995, TARC advanced approximately $0.8 million to the Company which was subsequently repaid with interest. The Company then advanced approximately $0.2 million to TARC which will be repaid at a future date.

         In October 1995, Mr. Stanley guaranteed the Company's $40 million line of credit with BNY Financial Corporation.

         As of January 1996, the Company and TransTexas Exploration Company, a wholly owned subsidiary of the Company ("TTEX"), entered into a drilling program, as defined in the Indenture governing the Notes. Pursuant to this drilling program, TTEX received a portion of revenues, in the form of a production payment, from certain of the Company's wells. The production payment was transferred in consideration of a note payable in the amount of $23.6 million issued by TTEX. In July 1996, TTEX transferred this production payment to the Company in the form of a dividend, and the Company forgave the $13.2 million remaining balance of the note payable.

         In February 1996, the Company purchased the building for its corporate headquarters from TNGC for $4 million.

         In July 1996, TTEX loaned $9.5 million to TNGC pursuant to the terms of a $25 million promissory note due July 31, 1998 that bears interest, payable quarterly, at 15% per annum. TTEX has made further advances pursuant to the note, subject to the same terms. The amount outstanding under this promissory note totaled approximately $25 million at October 31, 1996. The Company believes that the advances by TTEX to TNGC reduce the risk of tax deconsolidation (and potential tax liability of the Company) that could be caused by the sale of shares of the Company's common stock by TNGC or its affiliates. TNGC did not make its scheduled October 31, 1996 interest payment.

         The Services Agreement. TNGC, the Company, TARC and TEC are parties to a Services Agreement (the "Services Agreement") pursuant to which the Company provides drilling and workover, administrative and procurement, accounting, legal, lease operating, and gas marketing services to TNGC, and accounting and legal services to TARC and TEC. At TNGC's request, the Company may, at its election, provide drilling and workover services. Compensation for these services is determined by competitive bidding. TNGC obtains bona fide bids for these services from three independent drillers. If the Company provides these services, it is compensated in the amount of or at the rate set forth in the lowest bid. In addition, to the extent TNGC requests administrative and procurement services, it pays the Company $8,800 per well, subject to annual adjustment based on the consumer price index. At TNGC's request, the Company provides general accounting services to TNGC for a fee of $3,000 per month. To the extent the Company operates TNGC's producing properties and provides legal services other than general legal services included in the monthly fee and costs of the Company's legal department relating to the litigation for which the Company has assumed liability, TNGC compensates the Company in an amount equal to its direct costs for such services plus 10% of such costs. These additional legal services primarily consist of litigation support and supervision. In addition, to the extent the Company markets production from TNGC's properties, it receives a fee of $0.03 per MMBtu of TNGC's net production. The Company provides certain legal and accounting services to TARC and TEC for a fee of $26,000 per month. The Services Agreement will terminate (i) upon 30 days' notice to the Company by the trustee under the Indenture governing the Notes after an event of default under the Indenture or (ii) upon 30 days' notice from either party to the other party. In accordance with the Indenture governing the Notes, other services provided by the Company to TNGC must be on terms that are fair and reasonable to the Company and at least as favorable to the Company as could be obtained on an arm's length basis with unrelated parties. The receivable from TNGC for drilling, workover and administrative services totaled approximately $19 million at October 31, 1996.

         The Tax Allocation Agreement. TNGC and its subsidiaries, including the Company, TEC and TARC, are parties to a Tax Allocation Agreement, the general terms of which require TNGC and all of its subsidiaries to file federal income tax returns as members of a consolidated group to the extent permitted by law. Filing on a consolidated basis allows income and tax of one member to be offset by losses and credits of another and allows deferral of certain intercompany gains; however, each member is severally liable for the consolidated federal income tax liability of the consolidated return group.

         The Tax Allocation Agreement requires each of TNGC's subsidiaries to pay to TNGC each year its allocable share of the federal income tax liabilities of the consolidated group ("Allocable Share"). The Tax Allocation Agreement provides for a reallocation of the group's consolidated federal income tax liabilities among the members if the Internal Revenue Service ("IRS") or the courts ultimately re-determine the group's regular tax or alternative minimum tax liability. In the event of an IRS audit or examination, the Tax Allocation Agreement generally gives TNGC the authority to compromise or settle disputes and to control litigation, subject to the approval of the Company, TEC and TARC, as the case may be, where such compromise or settlement affects the determination of the separate tax liability of that company.

         Under the Tax Allocation Agreement, each subsidiary's Allocable Share for each tax year will generally equal the amount of federal income tax it would have owed had it filed a separate federal income tax return for each year except that each subsidiary will be able to utilize net operating losses and credits of the other members of the consolidated group effectively to defer payment of tax liabilities that it would have otherwise owed had it filed a separate federal income tax return. Each subsidiary will essentially pay the deferred taxes at the time TNGC (or the member whose losses or credits are utilized by such subsidiary) begins generating taxable income or tax. This will have the effect of deferring a portion of such subsidiary's tax liability to future years.

         In addition to its Allocable Share, the Company agreed to pay the following amounts:

         (a) the amount of federal income or alternative minimum tax due and payable by TNGC after the August 1993 transfer of TNGC's natural gas exploration, production and transmission businesses to the Company (the "Asset Transfer") for the taxable year ended July 31, 1994, to the extent attributable to the Asset Transfer; and the amount of the Texas franchise tax due and payable by TNGC after the Asset Transfer for the privilege periods ending after December 31, 1993, but in no event later than the privilege period ending on December 31, 1995, to the extent attributable to the Asset Transfer; and

         (b) each year, an amount equal to the lesser of (i) the reduction in taxes paid by the Company for such year as a result of any increase in the tax basis of assets acquired by the Company from TNGC that is attributable to the Asset Transfer, and (ii) the increase in taxes paid by TNGC for such year and all prior years attributable to gain recognized by TNGC in connection with the contribution of assets by TNGC to the Company (less amounts paid by the Company under clause (a) above or under this clause (b) for all prior years).

         The Transfer Agreement. Pursuant to the Asset Transfer Agreement among TNGC, the Company, Transmission, and Mr. Stanley, TNGC assigned and transferred to the Company all operating assets relating to its natural gas exploration, production, and transportation business, subject to the existing liens on those assets, other than (i) certain mineral interests that are subject to restriction on transfer pursuant to the terms of the instruments evidencing those interests, (ii) capital stock of any of its subsidiaries, and
(iii) all cash and accounts receivable in the amount of $37 million.

         The Company assumed substantially all liabilities relating to TNGC's natural gas exploration, production, and transportation business other than those attributable to the excluded assets and assumed liability for ongoing proceedings involving disputed claims in TNGC's bankruptcy. With respect to other litigation to which TNGC was a party at the time of the Asset Transfer, and which related to the assets and businesses transferred to the Company, the Company assumed liability for up to $15 million plus the difference, if any, between $10 million and the costs (if less than $10 million) incurred to resolve the disputed claims. TNGC has agreed to indemnify the Company for costs in excess of (i) $25 million incurred in connection with disputed claims and other litigation assumed by the Company (other than settlements or judgments paid from escrowed cash established in connection with TNGC's plan of reorganization) plus accrued interest, and (ii) $10 million plus interest with respect to a tax indemnification claim, which was settled.

         TNGC is obligated under the Asset Transfer Agreement to indemnify the Company for all future losses incurred in connection with litigation or bankruptcy claims assumed in the Transfer. Any indemnification payments received from TNGC for which the Company is the primary obligor will be considered a contribution of capital. In order to facilitate the settlement of the Terry/Penrod litigation in May 1996, the Company advanced $16.4 million of the settlement amount to TNGC in exchange for a note receivable. In connection with this settlement, the Company received from Terry a reversionary interest in certain producing properties. The Company and TNGC had intended that such interests would revert to TNGC under the Asset Transfer Agreement; however, the Company retained such interests in partial satisfaction of TNGC's indemnity obligations.

         In September 1996, the Company and TNGC entered into an agreement pursuant to which the Company obtained an $11.5 million dollar-denominated production payment, subsequently increased to $19 million, bearing interest at 17% per annum, burdening certain oil and gas interests owned by TNGC as a source of repayment for certain of the receivables from TNGC discussed above. At October 31, 1996, $37 million of remaining related-party receivables has been recorded as a contra-stockholder equity account due to uncertainties regarding the repayment terms for such receivables.

                              INDEPENDENT AUDITORS

         The Board of Directors has selected Coopers & Lybrand L.L.P. as the Company's independent auditors for its fiscal year ending January 31, 1997. Coopers & Lybrand L.L.P. has been the Company's independent public accounting firm since the Company's organization in May 1993. Representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to answer questions.

                             STOCKHOLDER PROPOSALS

         Due to the change in the Company's fiscal year end from July 31 to January 31, the Company expects to hold its 1997 annual meeting of stockholders in July rather than December. Any proposals from stockholders to be presented for consideration for inclusion in the proxy material in connection with the 1997 annual meeting of stockholders of the Company must be submitted in accordance with the rules of the SEC and received by the Secretary of the Company at the Company's principal executive offices no later than the close of business on February 28, 1997.

                                 OTHER MATTERS

         The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those mentioned above. However, if any other matters come before the Annual Meeting, the holders of the proxies will vote on such matters in their discretion.

         All information contained in this Proxy Statement relating to the occupations, affiliations, and securities holdings of directors and officers of the Company and their relationship and transactions with the Company is based upon information received from the individual directors and officers. All information relating to any beneficial owner of more than five percent of the Common Stock is based upon information contained in reports filed by such owner with the SEC.

                                        By the Order of the Board of Directors

                                        /s/ ED DONAHUE

                                        Ed Donahue, Secretary

Houston, Texas
January 7, 1997

                           TRANSTEXAS GAS CORPORATION
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                January 27, 1997

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                          TRANSTEXAS GAS CORPORATION.

         The undersigned stockholder of TransTexas Gas Corporation (the "Company") hereby appoints Arnold H. Brackenridge and Ed Donahue, and each of them, proxies for the undersigned with full power of substitution, to vote all shares of Company Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held in Houston, Texas on Monday, January 27, 1997 at 10:00 a.m., and at any and all adjournments thereof, upon the matters set forth below and described in the accompanying Proxy Statement, and upon such other matters as may properly come before the Annual Meeting and any adjournment thereof.

PLEASE MARK THIS PROXY AS INDICATED BELOW TO VOTE ON THE ITEMS PRESENTED. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ITEMS PRESENTED.

Item 1. Election of Class III Directors [the Board of Directors recommends a vote FOR the nominees listed below].

                                                           FOR      WITHHOLD
                                                           ---      --------

           James R. Lesch                                  [ ]        [ ]
           Robert L. May                                   [ ]        [ ]
           Donald D. Sykora                                [ ]        [ ]


The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated January 7, 1997. PLEASE MARK, SIGN AND DATE THIS
PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                        Please sign as name appears hereon.
                                        Joint owners should each sign.  When
                                        signing as attorney, executor,
                                        administrator, trustee or guardian,
                                        please give full title as such.



                                        DATE:___________________________________

                                        ________________________________________
                                        [Signature]